EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (the "Agreement"), entered into and effective as of this 28th day of November 2005, by and between Main Glory Holdings Ltd, a company incorporated in Hong Kong (" Main Glory"), which owns Shaanxi Jialong Hi - Tech Industries ( "Shaanxi Hi - Tech" ) a company organized under the laws of the People's Republic of China ("PRC") and International Synergy Holding Co., Ltd., formerly known as Allied Artists Entertainment Group, Inc., a publicly-held Nevada corporation, (ISYH).

BACKGROUND

The no par value common stock ("Common Stock") of ISYH is subject to the reporting requirements of Section 12 (g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and which shares are presently trading over-the-counter. Historical ISYH financial statements and other reports are on file with the Securities and Exchange Commission ("SEC") and can be found on the SEC's website www.sec.gov/Edgar ("SEC Reports"), and are incorporated herein by reference (the "ISYH Financials") attached hereto as EXHIBIT A .

Subject to all of the terms and conditions set forth in this Agreement, the following is the agreement of the parties relative to the consummation of the following transactions:

(a) ISYH is acquiring all of the issued and outstanding capital stock of Main Glory on a share-for-share exchange utilizing ISYH's Common Stock; and,

(b) at the closing of the transactions contemplated herein ("Closing"), ISYH will issue an aggregate of 63,811,443 (Sixty three million eight hundred eleven thousand four hundred forty three ) shares of ISYH Common Stock to the shareholders of Main Glory and third party consultants, in exchange for the delivery to ISYH by the shareholders of Main Glory 100% of the issued and outstanding shares of capital stock of Main Glory of whatever class; and,

(c) at Closing ISYH will file with the SEC, pursuant to the Exchange Act of (i) Form 8-K within fifteen days after the Closing Date of this Agreement, satisfying disclosure requirement of the transaction and attaching this Agreement as an Exhibit thereto, and (within sixty days thereafter) filing an amended Form 8-K/A in compliance with Regulation S-X containing the required audited Pro-forma Consolidated Financial Statements Main Glory and (ii) an instructional Proxy Statement of ISYH to vote upon (a) announcing the written consent by the majority of the ISYH Shareholders to the election of nominees of Main Glory to the Board of Directors of ISYH (thereby satisfying Rule 14f-1 under the 1934 Act), (b) the change in the name and symbol, from ISYH to a name to be selected by the Shaanxi Shareholders, and (c) such other matters as may be required.

NOW, THEREFORE, in consideration of the agreements, representations, warranties and mutual covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

1. REPRESENTATIONS AND WARRANTIES:

(a) Representations of ISYH. ISYH represents, warrants, covenants and agrees as follows, all of which are true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Closing Date (as defined in Paragraph 3 hereof) with the same force and effect as if then made:

(i) ISYH is a corporation duly organized and existing under Nevada law and is in good standing in the State of Nevada, ISYH has all requisite power and authority to conduct its business as it is now being conducted and to own or use the properties and assets it purports to own or use and has no debts, liens, judgements, taxes, obligations and/or contracts, outstanding or expected ;
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(ii) The execution and delivery by ISYH of this Agreement and each other agreement or instrument contemplated by this Agreement, the performance by ISYH of its covenants and obligations under this Agreement,and the consummation by ISYH of the transactions contemplated by this Agreement, have been authorized by all necessary corporate action. Assuming due execution and delivery, this Agreement constitutes the valid and legally binding obligation of ISYH and is enforceable in accordance with its terms.

(iii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement:

      (i) violates any provisions of any of ISYH's organizational documents;

      (ii) violates any statute, ordinance, law, writ, injunction, ruling, regulation, order, judgment or decree of any court orgovernmental agency or board ("Laws") by which ISYH or any of its assets or properties is bound, which violation could reasonably be expected to have a material, adverse effect on the financial position, results of operations or business of ISYH; or

      (iii) conflicts with, violates, or will result in any breach of (or give rise to any right of termination, cancellation, modification, amendment, rescission, refusal to perform or acceleration of) any of the terms of, or constitute a default under, or result in the creation of any lien pursuant to the terms of, any note, bond, lease, mortgage, deed of trust, franchise, guaranty, certificate of occupancy, indenture, license, permit, contract or agreement ("Contracts") or other instrument or obligation to which ISYH is a party or by which ISYH's assets are encumbered and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial position, results of operations or business of ISYH;

      (iv) All of ISYH's financial statements, including, but not limited to, ISYH's consolidated balance sheet (including the notes thereto), and the related consolidated statement of income, changes in stockholders' equity and cash flow for the Quarter Ended February 28, 2003, Commission File Number 000-12423 ("the Supplemental Audited Financial Statements"), fairly present, in all material respects, the financial condition and the results of operations, changes in stockholders' equity and cash flow of ISYH as of the respective dates thereof and for the accounting periods referenced therein, all in accordance with generally accepted accounting principles and practices applied on a consistent basis.

(b) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of ISYH , threatened against or affecting ISYH which is reasonably likely to have a material adverse effect on ISYH , nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ISYH having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(c) Tax Returns. ISYH has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon ISYH .

(d) This Agreement and the information furnished by ISYH whether set forth in this Agreement or in any filing made by ISYH under the Exchange Act, contains no untrue statement of a material fact and does not omit to state a material fact necessary to make the statements made not misleading.

(B) Representations of Main Glory.

Main Glory represents, warrants, covenants and agrees as follows, all of which are true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Closing Date with the same force and effect as if then made:

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(i) Main Glory is a corporation duly organized and existing under the laws of
Hong Kong and is in good standing in Hong Kong . Main Glory, has all requisite power and authority to conduct its business as it is now being conducted and to own or use the properties and assets it purports to own and use, Main Glory is registered to do business in all jurisdictions where the failure to obtain such registration could reasonably be expected to result in a material adverse effect on the financial position, results of operations or business of Main Glory. Main Glory is in compliance with all regulations applicable to the business conducted by Main Glory;

(ii) The execution and delivery by Main Glory of this Agreement and each other agreement or instrument contemplated by this Agreement, the performance by Main Glory of its covenants and obligations under this Agreement, and the consummation by Main Glory of the transactions contemplated by this Agreement, have been authorized by all necessary corporate action. Assuming due execution and delivery, the Agreement constitutes the valid and legally binding obligation of Main Glory, and is enforceable in accordance with its terms;

(iii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement:

(a) violates any provision of any of Main Glory organizational documents;

(b) violates any statute, ordinance, law, writ, injunction, ruling, regulation, order, judgment or decree of any court or governmental agency or board ("Laws") by which Main Glory, or any of its assets or properties is bound, which violation could reasonably be expected to have a material adverse effect on the financial position, results of operations or business of Main Glory; or,

(c) conflicts with, violates or will result in any breach of (or give rise to any right of termination, cancellation, modification, amendment, rescission, refusal to perform or acceleration of ) any of the terms of, or constitute a default under, or result in the creation of any lien pursuant to the terms of, any note, bond, lease, mortgage, deed of trust, franchise, guaranty, certificate of occupancy, indenture, license, permit, contract or agreement ("Contracts") or other instrument or obligation to which Main Glory, is a party or by which Main Glory assets are encumbered and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial position, results of operations or business of Main Glory;

(C) Regarding Financial Statements. All of Main Glory's current assets are the 100% interest in Shaanxi Hi -Tech. All of Shaanxi Hi -Tech's financial statements, including Shaanxi Hi -Tech's opening balance sheet (including the notes thereto) (the "Shaanxi Hi -Tech Opening Financial Statements"), fairly presents, in all material respects, the financial condition of Shaanxi Hi -Tech, as of the date thereof, in accordance with generally accepted accounting principles and practices, and is referred to herein as the "Shaanxi Hi -Tech Financials", attached hereto as EXHIBIT A .

(D) No Omissions. This Agreement and the information furnished by Main Glory, whether set forth in this Agreement or in any document, contains no untrue statement of a material fact and does not omit to state a material fact necessary to make the statements made not misleading.

2. CONDUCT OF THE BUSINESS.

Other than as contemplated by this Agreement, each of Main Glory and ISYH each covenants and agrees that, from and after the date hereof and until Closing, neither will:

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(A) Operation of its Business. Conduct its business, or introduce any material change in its business practices or the accounting methods in respect of its business, except in a manner consistent with prior practices; provided, however, that nothing contained herein shall prevent Main Glory from acquiring additional businesses in any manner satisfying the business judgment of Main Glory;

(B) Payment of Certain Indebtedness. Except in the ordinary course of business, pay, discharge or liquidate any outstanding indebtedness or incur any obligation not relating to the conduct of its business;

(C) Books and Records. Fail to maintain its books and records in accordance with sound business practices, on a basis consistent with prior practice;

(D) No Solicitation. For a period of thirty (30) days from the date hereof (the "Non-Solicitation Period"), neither directly nor indirectly,

(i) solicit or initiate any Acquisition Proposal (as hereinafter defined), or

(ii) engage in negotiations with, or disclose any non-public information relating to it or afford access to its properties, books and records to any person or entity in connection with any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any written indication on interest in, a merger, acquisition or other business combination involving either Main Glory or ISYH, or the acquisition of any equity interest in either Main Glory or ISYH, other than the transactions contemplated by this Agreement; provided, however, that Main Glory is not precluded from taking any action which, in its business judgment, furthers the business of Main Glory and is entered into on terms consistent with this Agreement; and

(iii) make any announcement or submit any filing(s) to the SEC without having received the approval of the other party heretoany government or regulatory authorities, stock exchanges or other third parties, if required to be made by any parties hereto, without delivering to other party a draft of such announcement and shall give such other party reasonable opportunity to comment thereon, such consent shall not be unreasonably withheld.

3. CLOSING DATE.

Provided all conditions precedent have been satisfied, Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of International Synergy Holding Co., Ltd., 31847 Broadbeach Rd., Malibu, CA 90265 USA not more than two (2) days from the date hereof ( the "Closing Date" ), or on such other date and at such other time and place as is agreed, to in writing by the parties. Agreements may be delivered by facsimile transmission to the parties, and shall be deemed to be received on the same day as sent. Absent written confirmation to the contrary, this Agreement shall automatically terminate in the event that all conditions precedent have not been satisfied prior to the Closing Date.

4. CONDITIONS PRECEDENT TO THE OBLIGATION OF MAIN GLORY TO CLOSE.

The obligation of Main Glory and of each Main Glory shareholder to tender their shares of Main Glory and consummate the transactions contemplated by this Agreement, is subject to the satisfaction of the following conditions precedent, any or all of which may be waived by Main Glory and by each Main Glory Shareholder, and ISYH agrees to use commercially reasonable efforts to satisfy each of the following conditions precedent at or prior to Closing:

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

(A) Representations and Warranties. The representations and warranties made by ISYH shall be true and correct as of the Closing Date with the same force and effect as if then made. On the Closing Date, ISYH shall deliver to Main Glory a certificate dated the Closing Date to such effect;

(B) Compliance with Covenants. All of the covenants and obligations required to be performed by ISYH or with which ISYH is to comply at or prior to Closing, must have been duly performed and complied with in all material respects;

(C) Other Certificates. Main Glory shall have received such other certificates, instruments and other documents ( including but not limited to ISHY's complete corporate books and records including any and all accounting work papers, cusip numbers, ccc and cik codes, employee identification numbers, corporate resolutions, officer and director resignations etc. ) in form and substance satisfactory to Main Glory and its counsel, as Main Glory shall have reasonably requested in connection with the consummation of the transactions contemplated hereby; and,

(D) ISYH Capitalization. Giving effect to the shares of ISYH Common Stock to be issued to the Main Glory Shareholders in exchange for the Main Glory Shares, ISYH shall have issued and outstanding (i) no shares of its Preferred Stock and
(ii) not in excess of 70,000,000 ( Seventy Million ) shares of its Common Stock. No shares of ISYH Common Stock shall be reserved for issuance for any purpose whatsoever. All options, warrants, subscriptions receivable, intermediary shares, and other rights to acquire shares of ISYH Common Stock shall have been exercised, issued or cancelled. Giving effect to the 63,811,443 (Sixty three million eight hundred eleven thousand four hundred forty three ) shares of ISYH Common Stock to be issued to the Main Glory Shareholders and third party consultants, the total capitalization of ISYH shall consist of no shares of Preferred Stock and 70,000,000 ( Seventy Million ) shares of Common Stock of ISYH being issued and outstanding.

5. CONDITIONS PRECEDENT TO THE OBLIGATION OF ISYH TO CLOSE.

The obligation of ISYH to close is subject to satisfaction of the following conditions precedent, any one of which may be waived by ISYH in its sole discretion, and, as to each of which,Main Glory agrees to use commercially reasonable efforts to satisfy at or prior to Closing:

(A) Within one (1) day of the receipt by ISYH of the Shaanxi Hi -Tech Financials Statements, ISYH shall have approved the Shaanxi Hi -Tech Financial Statements. ISYH shall have also, within the same time frame, approved all other documents or submissions delivered to ISYH by Main Glory, pursuant to this Agreement. Any financial statements, documents or submission not disapproved within such one
(1) day period by ISYH shall be deemed to have been approved. Any basis for disapproval shall be explicitly stated by ISYH;

(B) This Agreement and the obligations, representations and warranties of the Main Glory shareholders described herein shall have been duly adopted or ratified by the Main Glory shareholders pursuant to valid and legally binding shareholder action; and ISYH shall be provided with a copy of resolutions duly adopted by the Main Glory shareholders and certified by the Secretary of Main Glory;

(C) The representations and warranties made by Main Glory herein shall be correct as of the Closing Date with the same force and effect as if then made, and Main Glory, shall deliver to ISYH a certificate dated the Closing Date to such effect; and,

(D) Main Glory shall have obtained a consent, approval, authorization, permission, waiver or exception which may be required from government or regulatory authorities, stock exchange or other third parties which are necessary or desirable in connection with the performance of this Agreement and any of the transactions contemplated herein. See Exhibit A.

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(E) Main Glory shall have obtained an opinion of counsel , if necessary, dated the Closing Date relating to the transactions contemplated by or referred to hereon. See Exhibit A.

(F) Other Certificates. ISYH shall have received such other certificates, instruments and other documents, in form and substance satisfactory to ISYH and its counsel, as ISYH shall have reasonably requested in connection with the consummation of the transactions contemplated hereby.

6. PROCEDURES AT CLOSING.

Provided all conditions precedent to Closing have been satisfied or waived, at Closing each party shall execute and deliver such other instruments, certificates, authorizations, releases, resolutions and documents as may be necessary to effect the transactions described in or as is otherwise required by this Agreement and the following shall occur:

(A) Issuance of ISYH Common Stock. ISYH shall issue and deliver to the Main Glory Shareholders an aggregate of 63,811,443 (Sixty three million eight hundred eleven thousand four hundred forty three ) shares of unregistered ISYH Common Stock, fully paid and non-assessable, free and clear of all liens and encumbrances of any kind, to be distributed among the Main Glory Shareholders and to third-party consultants in accordance with the written instructions of the corporate Secretary of Main Glory . Such issuance shall constitute an exempt transaction pursuant to Section 4(2) of the Exchange Act and such exemption shall be appropriately documented and Non-dilutive of existing ISYH Common Stock. The ISYH Common Stock to be issued to the Main Glory Shareholders shall be appropriately legended and stop transfer instructions shall be issued to the Transfer Agent for ISYH Common Stock.

(B) Simultaneously with the issuance of the ISYH Common Stock described in Paragraph 7(a) above, each Main Glory shareholder will assign and transfer to ISYH all of such Main Glory Shareholder's right, title and interest in and to all of the capital stock of Main Glory owned by such Main Glory Shareholder. To do so, each Main Glory Shareholder will deliver to ISYH its stock certificate representing all of the Main Glory capital stock owned by such Main Glory Shareholder, with such certificate to be duly endorsed in blank or accompanied by an irrevocable stock power and assignment separate from certificate and endorsed in blank. All signatures on stock certificates and stock powers shall bear appropriate Medallion signature guarantees from a bank, trust company or member of a national securities exchange.

7. PROCEDURES AFTER CLOSING.

Following Closing, each of Main Glory and ISYH shall each from time-to-time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other action as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated by this Agreement.

8. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

(A) Survival.

(i) The representations and warranties set forth in Paragraph 1(a) and (b) of this Agreement shall survive the Closing but shall terminate and be of no further force and effect on the first anniversary of the Closing Date. Unless a specific period is set forth herein (in which event such specified period shall control), all other covenants and agreements contained in this Agreement shall survive the Closing and remain in effect until waived or otherwise fulfilled,

(ii) The term "Indemnifiable Losses" shall mean any and all liabilities, obligations, claims, actions, damages, civil and criminal penalties and fines, out-of-pocket costs and expenses (including any reasonable attorneys' and other professional fees), relating to, resulting from or arising out of any breach of any representation, warranty, covenant, agreement or undertaking by the indemnifying party and contained in this Agreement.

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(iii) On the terms and subject to the limitations (if any) set forth in this
Agreement, ISYH shall indemnify, defend and hold harmless Main Glory and its shareholders, and each of the past, present and future directors, officers and employees of Main Glory, and Main Glory, and its shareholders shall indemnify, defend and hold harmless ISYH and its shareholders, and each of its past, present and future directors, officers and employees of ISYH, from and against any and all Indemnifiable Losses relating to, resulting from or arising out of any breach of any representation, warranty, covenant, agreement or undertaking by either such party set forth in this Agreement.

(iv) In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom provided that:

(a) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party,

(b) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and

(c) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice.

Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party or its ability to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or arrange to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section and the records of each shall be available t o the other with respect to such defense.

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9. LEGEND.

All shares of ISYH Common Stock to be issued to the Main Glory Shareholders and third party consultants, and shares issued to prospective shareholders of ISYH post-Closing, shall bear a legend in substantially the form set forth below:

"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold, transferred, assigned, made subject to a security interest, mortgaged, pledged, hypothecated or otherwise disposed of unless and until registered under the Act or an opinion of counsel for Company is received that registration is not required under such Act."

10. ARBITRATION.

Except in the event an equitable remedy or injunction is sought pursuant to this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in California before three arbitrators in accordance with the then current rules of the American Arbitration Association and judgment upon the award rendered may be entered in the highest court of the forum, country or state, having jurisdiction.

11. BINDING EFFECT; NO ASSIGNMENT.

This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. This Agreement and the Exhibits attached hereto together constitute the entire agreement of the parties with respect to the subject matter of this Agreement and the Exhibits attached hereto and supersedes all prior agreements and understandings relating hereto and thereto. Notwithstanding anything to the contrary, no party may transfer or assign any of its rights or obligations under this Agreement without the prior written consent of all other parties, which they may withhold in their sole discretion.

12. CONTROLLING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

13. NOTICES.

Any notice, communication, request, reply, or advice (hereinafter severally and collectively called "notice") in this Agreement provided or permitted to be given, made, or accepted by either party to the other must be in writing and shall be given or be served by telex, telecopy, facsimile, registered, certified or other form of mail requiring a return receipt, addressed to the party to be notified, postage prepaid, or by reputable overnight delivery service, or by delivering the same in person to such party and obtaining a receipt for such delivery. Notice deposited in the mail in the manner hereinabove described shall be deemed received on the earlier of the fifth day after day after deposit in the mail or upon receipt, whichever is earlier. Notice sent by reputable overnight courier shall be deemed received on the next day after sending. Notices given by hand delivery shall be deemed received when delivered. Notices may also be sent by facsimile transmission w ith electronic confirmation, and shall be deemed received on the date sent or the first business day thereafter, if sent after normal business hours or on a non-business day, provided that the sender requests and the receiver sends a return confirmation by facsimile transmission or by mail.

For purposes of notice, the address and facsimile numbers of the parties shall, until notice of any change is provided, be as follows:

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To ISYH:

International Synergy Holding Co., Ltd.
31847 Broadbeach Rd.,
Malibu, CA 90265 USA

To Main Glory (for itself and on behalf of the Shareholders):
c/o
Shaanxi Jialong Hi - Tech Industries NO.88, WESTERN,9th Floor PART OF THE 2ND SOUTH RING ROAD
XI'AN CITY, SHAANXI F4 -
86-29-88360097

14. FURTHER ASSURANCES.

Each of the parties to this Agreement shall use such party's commercially reasonable efforts to take such actions as may be necessary or reasonably requested by the other parties to this Agreement to carry out and consummate the transactions contemplated by this Agreement.

15. EXPENSES.

Each of the parties to this Agreement shall bear such party's own expenses and attorneys' fees in connection with the negotiation and preparation of this Agreement and the transactions contemplated by this Agreement. This provision shall not operate to limit any damages due to breach by another party.

16. COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which shall constitute one and the same instrument.

17. HEADINGS.

The headings preceding the text of the paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

18. AMENDMENTS, WAIVERS.

Any changes, amendments, waivers or additions to this Agreement, must be made in writing by the parties to this Agreement in order to be effective. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision strictly in accordance with its terms. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

19. INVALIDITY.

Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties to this Agreement with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

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20. INTERPRETATION.

No provision of this Agreement shall be construed against a party because such party of its attorney may have been the draftsman thereof.

Each of the undersigned, being the authorized officer(s) of ISYH and all of the Shaanxi Shareholders and intending to be legally bound, joins in this Agreement for the purpose of confirming his/her/its agreement to be bound by the terms of and the representations, warranties, indemnities, obligations, agreements or covenants contained in this Agreement and applicable to each such shareholder.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first written above.


Main Glory Holdings Ltd              International Synergy
Holding Co., Ltd.
a Hong Kong company                  a Nevada corporation

BY: /s/                              BY: /s/
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    ------------                         ----------
    Director                             Director


ATTEST:                              ATTEST:
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Its:                                 Its:
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